Exhibit 15

July 28, 2004

Cytyc Corporation

85 Swanson Road

Boxborough, Massachusetts

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board, of the unaudited interim financial information of Cytyc Corporation and subsidiaries for the three and six month periods ended June 30, 2004 and 2003, as indicated in our report dated July 27, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 333-59291, 333-82925, 333-38644, 333-59172, 333-64360, 333-64362 and 333-88764 on Form S-8 and No. 333-116237 on Form S-3 of Cytyc Corporation.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts